Exhibit 2.4

State of Utah Department of Commerce

Division of Securities

September 27, 2006

A.O. Headman, Jr.

COHNE, RAPPAPORT, & SEGAL, PC

257 East 200 South, Suite 700

Salt Lake City, Utah 84111

Re:       Bullion Monarch Mining, Inc. ("the Issuer")

            Grant of Exemption from Registration

            Utah Code Ann. Section 16-1-14(2)(s)

            Entity File # 006-9536-78

Dear Mr. Headman:

Pursuant to the recommendation made by the hearing officer in the Issuer's September 27, 2007 Fairness Hearing, it is the order of the Division of Securities, Department of Commerce, State of Utah, that the securities described in the Issuer's application filed March 29, 2006, and any amendments and supplements thereto up to the hearing date, are exempt from state registration under section 61-1-14(2)(s) of the Utah Uniform Securities Act.  The exemption is effective for 12 months from the date of the Order.

Because this finding is based upon the representations made to the Division of Securities, it should be noted that any different facts or conditions of a material nature might require a different conclusion.  Please note that is order related only to the transaction or series of transactions encompassed within the Issuer's Fairness Hearing application filed March 29, 2006 and shall have no value for future similar offerings.  Please direct any inquiries regarding this letter to the Division's Corporate Finance Section at (801) 530-6134.

                                                                        Very truly yours,

                                                                        /s/Wayne Klein

                                                                        WAYNE KLEIN, DIRECTOR

                                                                        UTAH DIVISION OF SEUCRITIES

WK/bnj